Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268888

PROSPECTUS SUPPLEMENT NO. 4

(to the Prospectus dated April 24, 2023)

NewAmsterdam Pharma Company N.V.

80,515,324 Ordinary Shares

167,000 Private Placement Warrants to Purchase Ordinary Shares

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 24, 2023 (the “Prospectus”), which forms a part of a registration statement on Form F-1 (Registration No. 333-268888), related to the issuance by us of up to (i) 1,736,545 Ordinary Shares underlying Rollover Options, (ii) 4,558,930 Ordinary Shares that are issuable upon the exercise of 4,558,930 Warrants and (iii) 1,886,137 Earnout Shares, which, in the case of (ii) and (iii), have been previously registered on Form F-4 (File No. 333-266510). The Prospectus also relates to the offer and sale from time to time by the Selling Securityholders named in the Prospectus of up to (i) 76,892,642 Ordinary Shares and (ii) 167,000 Private Placement Warrants. Specifically, this prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K submitted to the U.S. Securities and Exchange Commission (the “SEC”) on June 21, 2023 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares and Public Warrants are traded on the Nasdaq Global Market (“Nasdaq”) under the symbols “NAMS” and “NAMSW,” respectively. On June 16, 2023, the closing price of our Ordinary Shares on Nasdaq was $12.00 per share, and the closing price of our Public Warrants, was $2.02 per Public Warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of the Prospectus before you make an investment in the securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body or state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated June 21, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June 2023

Commission File Number: 001-41562

NewAmsterdam Pharma Company N.V.

(Exact name of registrant as specified in its charter)

Gooimeer 2-35

1411 DC Naarden

The Netherlands

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

On June 20, 2023, NewAmsterdam Pharma Company N.V. (the “Company”) held the Company’s 2023 annual general meeting of shareholders (the “Annual General Meeting”). Of the total of 82,140,286 of the Company’s ordinary shares issued, outstanding and eligible to vote as of the record date of May 23, 2023, a quorum of 51,298,022 ordinary shares, or approximately 62.45%, voted in person or by proxy at the Annual General Meeting.

The final results of each of the agenda items submitted to a vote of the shareholders are as follows:

Agenda Item 3. The Company’s shareholders approved the adoption of the Dutch statutory annual accounts for fiscal year ended December 31, 2022. The votes cast were as follows:

For	Against	Abstain	Broker Non-Votes
51,287,223	10,598	201	—

Agenda Item 4. The Company’s shareholders approved the discharge from liability for the Company’s directors with respect to the performance of their duties during the fiscal year ended December 31, 2022. The votes cast were as follows:

For	Against	Abstain	Broker Non-Votes
51,286,700	11,162	160	—

Agenda Item 5. The Company’s shareholders approved the appointment of and instruction to Deloitte Accounts B.V. as the external independent auditor for the audit of the Company’s annual accounts for the fiscal year 2023. The votes cast were as follows:

For	Against	Abstain	Broker Non-Votes
51,287,647	10,375	0	—

Agenda Item 7. The Company’s shareholders approved the appointment of John William Smither as non-executive director of the Company. The votes cast were as follows:

For	Against	Abstain	Broker Non-Votes
51,287,446	10,375	201	—

Agenda Item 8. The Company’s shareholders approved the appointment of Hilde Johanna van der Kamp as non-executive director of the Company. The votes cast were as follows:

For	Against	Abstain	Broker Non-Votes
51,287,446	10,375	201	—

Agenda Item 9. The Company’s shareholders approved the reappointment of Johannes Jacob Pieter Kastelein as non-executive director of the Company. The votes cast were as follows:

For	Against	Abstain	Broker Non-Votes
51,287,446	10,375	201	—

Agenda Item 10. The Company’s shareholders approved the reappointment of Hugo Alexander Slootweg as non-executive director of the Company. The votes cast were as follows:

For	Against	Abstain	Broker Non-Votes
51,287,720	10,101	201	—

Agenda Item 11. The Company’s shareholders approved the reappointment Nicholas Sinclair Downing as non-executive director of the Company. The votes cast were as follows:

For	Against	Abstain	Broker Non-Votes
51,287,721	10,100	201	—

Agenda Item 12. The Company’s shareholders approved the extension of authorization for the Board to acquire ordinary shares and depository receipts for ordinary shares in the Company’s capital. The votes cast were as follows:

For	Against	Abstain	Broker Non-Votes
51,296,878	883	261	—

This Report on Form 6-K shall be deemed to be incorporated by reference into the registrant’s Registration Statement Form S-8 (File No. 333-271019).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NewAmsterdam Pharma Company N.V.

June 21, 2023	By:	/s/ Michael Davidson
Name: Michael Davidson
Title: Chief Executive Officer